FOR IMMEDIATE RELEASE

Contact:
Investors:	Media:
Thomas Bologna, CEO	Rick Anderson
Orchid Cellmark Inc.	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	randerson@torrenzano.com

ORCHID CELLMARK TO CONSOLIDATE U.S. FORENSICS TESTING
AT DALLAS FACILITY

— Plant and operational savings expected to reach approximately $1.4 million annually —

PRINCETON, N.J., January 14, 2010 - Orchid Cellmark Inc. (Nasdaq: ORCH), a leading international provider of identity DNA testing services, today announced a planned consolidation of the company's Nashville, Tennessee forensics testing operations into its Dallas, Texas facility.  The transfer of the forensic testing operations to the Dallas facility is expected to begin within the next month.

Commenting on the planned consolidation, Thomas Bologna, president and chief executive officer of Orchid Cellmark, said: “The consolidation of our Nashville operations into Dallas will enhance our U.S.-based, forensics testing efficiencies and scalability, while bringing all of our forensics operations under one roof.  Currently, we process most of our forensic casework samples in Dallas, and now our CODIS operations will move into this larger forensics operation.  The Dallas facility permits us to add space and equipment to accommodate the added CODIS business.  This consolidation makes sense for a number of strategic, financial and pragmatic reasons, and represents the latest in our ongoing initiatives to provide high quality DNA forensic testing services in an ever increasing cost effective structure.”

Mr. Bologna added, “We expect to realize approximately $1.4 million in annual cost savings from operational efficiencies, reduction in lease and equipment expenses, and increased scalability.  We anticipate that one-time consolidation costs will be approximately $1.2 million.  We plan to add at least twenty new positions at the Dallas facility to support the increased workload, including a number of transfers from the Nashville facility.”

About Orchid Cellmark
Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications.  Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals.  The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage.  Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals.  In the agriculture field, the company provides DNA testing services for selective trait breeding.  Orchid Cellmark's strong market positions in these areas reflect the company's accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company's reputation for exceptional quality, reliability and customer service for nearly two decades.  More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark's business operations and outlook; the expectation that the transfer of the forensic testing operations to the Dallas facility will begin within the next month; the expectation that Orchid Cellmark will realize approximately $1.4 million in annual cost savings from operational efficiencies, reduction in lease and equipment expenses, and increased scalability; the estimate that one-time consolidation costs will be approximately $1.2 million; and Orchid Cellmark's plan to add at least twenty new positions at the Dallas facility to support the increased workload, including a number of transfers from the Nashville facility.  Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, Orchid Cellmark's ability to complete the planned closure and consolidation of its facilities on schedule and the possibility that costs could exceed Orchid Cellmark's estimates, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark's products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal and state funds, the timing and amount of contracts put up for bid, and Orchid Cellmark's ability to successfully offer its services directly to U.K. police forces.  These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark's business are discussed under the headings "Risks Related to Our Business" and "Risks Associated with Our Common Stock" in Orchid Cellmark's Annual Report on Form 10-K for the year ended December 31, 2008, as amended, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time.  Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release.  Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise.  Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release.  Actual results may materially differ based on several factors, including those described in the press release.